Exhibit 2.1
Amendment to the Purchase Agreement
This Amendment to the Purchase Agreement (this “Amendment”), dated as of September 17, 2020 (the “Amendment Date”), amends that certain Purchase Agreement, dated as of June 28, 2020, by and among Landcadia Holdings II, Inc., a Delaware corporation, LHGN HoldCo, LLC, a Delaware limited liability company, Golden Nugget Online Gaming, Inc. (f/k/a Landry’s Finance Acquisition Co.), a New Jersey corporation, GNOG Holdings, LLC, a Delaware limited liability company, and Landry’s Fertitta, LLC, a Texas limited liability company, (as amended, restated or supplemented from time to time, the “Purchase Agreement”). All capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.
WHEREAS, pursuant to Section 8.1 of the Purchase Agreement, the Parties may amend the Purchase Agreement prior to the Closing by a duly authorized agreement in writing executed in the same manner as the Purchase Agreement and which makes reference to the Purchase Agreement; and
WHEREAS, the Parties have included in the Tax Receivable Agreement certain language with a view to offsetting certain effects on Landcadia from the proposed amendment to Section 5.14(h) of the Purchase Agreement.
NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the undersigned hereby agree as follows:
1.
Amendments to the Purchase Agreement. Pursuant to Section 8.1 of the Purchase Agreement, the Parties agree to amend the Purchase Agreement as follows with immediate effect:

A.
Section 2.6 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Section 2.6 Allocation of Purchase Price. The Parties agree that the Asset Consideration shall be allocated in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. The Parties agree that Landcadia Holdco shall prepare and provide to Seller Parent a draft allocation of the Asset Consideration among the Purchased Assets within ninety (90) days after the Closing Date. Seller Parent shall notify Landcadia Holdco within thirty (30) days of receipt of such draft allocation of any objection Seller Parent may have thereto. Unless Seller Parent delivers a notice of objection with respect to the allocation of the Asset Consideration by the conclusion of such thirty (30) day period, the draft allocation provided by Landcadia Holdco to Seller Parent pursuant to the second sentence of this Section 2.6 shall become final and binding upon the Parties. Landcadia Holdco and Seller Parent agree to resolve any disagreement with respect to such allocation in good faith. If Landcadia Holdco and Seller Parent are unable to timely resolve such disagreement within thirty (30) days following the delivery of such a notice of objection, then any remaining disputed matters shall be finally and conclusively determined by a mutually agreed independent accounting firm, the fees and expenses of which shall be paid by Landcadia Holdco and Seller Parent in a manner determined by such accounting firm. In addition, the Parties hereby undertake and agree to file timely any information that may be required to be filed pursuant to Treasury Regulations promulgated under Section 1060(b) of the Code, and shall use an agreed allocation determined pursuant to this Section 2.6 in connection with the preparation of Internal Revenue Service Form 8594 as such Form relates to the Purchased Assets. No Party shall file any Tax Return or other document or otherwise take any position which is inconsistent with an agreed allocation determined pursuant to this Section 2.6, except as may be adjusted by subsequent agreement following an audit by the Internal Revenue Service or as required by Law; provided, that no Party (nor their Affiliates) shall be obligated to litigate any challenge to such allocation of the Asset Consideration by any Governmental Authority. The Parties shall promptly inform one another of any challenge by any Governmental Authority to any agreed allocation made pursuant to this Section 2.6 and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.”

B.
Section 5.14(h) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(h)
Tax Treatment of the Transaction. The Parties agree and acknowledge that, for U.S. federal income tax purposes and applicable state and local Tax purposes, (i) the GNOG HoldCo Formation shall be treated as the formation by Seller Parent of GNOG HoldCo, an entity treated as disregarded as separate from FEI; (ii) the GNOG LLC Formation shall be treated as the formation by GNOG HoldCo of GNOG LLC, an entity treated as disregarded as separate from FEI; (iii) the GNOG Conversion shall be treated as the complete liquidation of the Company into FEI, qualifying under Section 332 of the Code for no recognition of gain or loss to FEI and under Section 337 of the Code for no recognition of gain or loss to the Company, with FEI becoming the owner of all assets (“Company Assets”) and liabilities (“Company Liabilities”) of the Company, including under the Credit Agreement; (iv) the Landcadia HoldCo Formation shall be treated as the formation by Landcadia of Landcadia HoldCo, an entity treated as disregarded as separate from Landcadia; (v) the Initial Landcadia HoldCo Contribution and the Second Landcadia HoldCo Contribution shall be treated as (A) the contribution to Landcadia HoldCo by FEI of the Company Assets, subject to the Company Liabilities, which qualifies in part as a contribution of a certain undivided interest in the Company Assets qualifying under Section 721(a) of the Code and in part as a “disguised sale” between FEI and Landcadia Holdco of a certain undivided interest in the Company Assets (the “Purchased Assets”) in exchange for the Closing Cash Consideration, relief from a portion of the Company Liabilities and a number of shares of Landcadia Class B Common Stock equal to the Voting Stock Consideration pursuant to Section 707(a)(2)(B) of the Code and the Treasury Regulations issued thereunder (such consideration, the “Asset Consideration”) and (B) the contribution by Landcadia to Landcadia Holdco of cash in the amount of the Landcadia Closing Cash Contribution Amount and a number of shares of Landcadia Class B Common Stock equal to the Voting Stock Consideration in a contribution qualifying under Section 721(a) of the Code; and (vi) the Minimum Cash Balance Contribution shall be disregarded. Unless otherwise required by a “determination” as defined in Section 1313(a) of the Code, the Parties further agree to file all U.S. federal, state, local and non-U.S. Tax Returns consistent with this Section 5.14(h) and shall not take any action before or after the Closing that is inconsistent with the foregoing treatment.”

C.
The language “Landcadia Class B Common Stock” is hereby deleted from clause (b) of Section 5.14(j) of the Purchase Agreement and replaced with: “Landcadia Class A Common Stock”.

D.
Exhibit A to the Purchase Agreement is hereby deleted in its entirety and replaced with the attached Exhibit A (and all references to Exhibit A in the Purchase Agreement are amended to refer to such Exhibit A).

2.
Governing Law. This Amendment, and all claims or causes of action based upon, arising out of, or related to this Amendment, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

3.
Full Force and Effect. Except as amended hereby, the Purchase Agreement shall remain in full force and effect.

4.
Additional Provisions. Article I (Definitions) and Sections 8.1 (Modification or Amendment), 8.2 (Extension; Waiver), 8.4 (Entire Agreement), 8.5 (Assignment), 8.7 (No Third-Party Beneficiaries), 8.9 (Consent to Jurisdiction), 8.10 (Waiver of Trial by Jury), 8.11 (Severability) of the Purchase Agreement shall apply mutatis mutandis to this Amendment.

5.
Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall thereby be deemed to be an original and all of which taken together shall constitute one and the same instrument. Any party may deliver signed counterparts of this Amendment to the other Parties by means of facsimile or portable document format (.PDF) signature.

6.
Headings. Headings in this Amendment are included for reference only and shall have no effect upon the construction or interpretation of any part of this Amendment.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.
LANDCADIA HOLDINGS II, INC.
By:	/s/ Steven L. Scheinthal
	Name:	Steven L. Scheinthal
	Title:	Vice President and Secretary
LHGN HOLDCO, LLC
By:	/s/ Steven L. Scheinthal
	Name:	Steven L. Scheinthal
	Title:	Vice President and Secretary

LANDRY’S FERTITTA, LLC
By:	/s/ Rick H. Liem
	Name:	Rick H. Liem
	Title:	Vice President and Treasurer
GNOG HOLDINGS, LLC
By:	/s/ Rick H. Liem
	Name:	Rick H. Liem
	Title:	Vice President and Treasurer
GOLDEN NUGGET ONLINE GAMING, INC.
By:	/s/ Rick H. Liem
	Name:	Rick H. Liem
	Title:	Vice President and Treasurer

EXHIBIT A
FORM OF
FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
LANDCADIA HOLDINGS II, INC.
[•], 2020
Landcadia Holdings II, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:
The Corporation was initially formed as CAPS Holding LLC (the “Formation LLC”), a Delaware limited liability company, on August 11, 2015. On February 4, 2019, the Formation LLC filed a certificate of conversion with the Secretary of State of the State of Delaware for purposes of converting the Formation LLC to a corporation.
The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 4, 2019. The First Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 14, 2019. The Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 13, 2019. The Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 6, 2019 (the “Third Amended and Restated Certificate”).
This Fourth Amended and Restated Certificate of Incorporation (the “Fourth Amended and Restated Certificate”), which both restates and amends the provisions of the Third Amended and Restated Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).
This Fourth Amended and Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.
The text of the Third Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:
ARTICLE I
NAME
The name of the corporation is Golden Nugget Online Gaming, Inc. (the “Corporation”).
ARTICLE II
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.
ARTICLE III
REGISTERED AGENT
The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE IV
CAPITALIZATION
Section 4.1   Authorized Capital Stock.   The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 271,000,000 shares, consisting of (a) 270,000,000 shares of common stock (the “Common Stock”), including (i) 220,000,000 shares of Class A common stock (the “Class A Common Stock”), and (ii) 50,000,000 shares of Class B common stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock” and, collectively with Common Stock, “Stock”). Upon the filing of this Fourth Amended and Restated Certificate (such date, the “Effective Date”), which shall coincide with the consummation of the transactions contemplated by that certain Purchase Agreement, dated as of June 28, 2020, by and among the Corporation, LHGN HoldCo, LLC (the “LLC”) and Golden Nugget Online Gaming, Inc. (f/k/a Landry’s Finance Acquisition Co.), GNOG Holdings, LLC, Landry’s Fertitta, LLC (“Seller”), each former share of class B common stock of the Corporation outstanding prior to the Effective Date has converted into one issued and outstanding, fully paid and nonassessable share of Class A Common Stock, without any action required on the part of the Corporation or the holders thereof, in accordance with the Third Amended and Restated Certificate.
Section 4.2   Preferred Stock.   The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.
Section 4.3   Common Stock.
(a)   Voting.
(i)   Except as otherwise required by law or this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.
(ii)   Except as otherwise required by law or this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Class A Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Class A Common Stock are entitled to vote.
(iii)   Except as otherwise required by law or this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), on each matter properly submitted to the stockholders on which the holders of the Class B Common Stock are entitled to vote,
A.
until the occurrence of a Sunset Event (as defined below), the holders of shares of Class B Common Stock shall be entitled to ten (10) votes for each such share; provided that, the voting power with respect to any shares of Stock held by the Seller Group (as defined below), as a percentage of the voting power with respect to all shares of Stock outstanding, shall not exceed 79.9%. In furtherance of the foregoing, the number of votes to which each share of Class B Common Stock is entitled shall, automatically and without further act or formality, be adjusted to the extent necessary for the voting power of all shares of Stock held by the Seller Group not to exceed 79.9%; and

B.
following the occurrence of a Sunset Event, the holders of shares of Class B Common Stock shall be entitled to one (1) vote for each such share.

Except as otherwise required by law or this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote on all matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Fourth Amended and Restated Certificate (including any amendment to any Preferred

Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Fourth Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.
(b)
Class B Common Stock.

(i)   Voting. Except as otherwise required by law or this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), for so long as any shares of Class B Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Fourth Amended and Restated Certificate, whether by merger, consolidation or otherwise if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock.
(ii)   Issuance of Class B Common Stock.
A.
From and after the Effective Date, additional shares of Class B Common Stock may be issued only to, and registered in the name of, a Fertitta Affiliate (including all successors, assigns and permitted transferees) (collectively, “Permitted Class B Owners”). The Corporation shall not issue additional shares of Class B Common Stock after the Effective Date other than in connection with the valid issuance of Units in accordance with the Amended and Restated Limited Liability Company Agreement of the LLC, dated on or about the date hereof (the “LLC Agreement”) to any Permitted Class B Owner.

B.
Following the surrender of any shares of Class B Common Stock to the Corporation in accordance with this Fourth Amended and Restated Certificate of Incorporation, the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

(iii)   Transfer of Class B Common Stock.
A.
A holder of Class B Common Stock may surrender shares of Class B Common Stock to the Corporation for no consideration at any time.

A holder of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than the Corporation) only if, and only to the extent permitted by the LLC Agreement, such holder also simultaneously transfers a corresponding number of such holder’s Units to such transferee. Upon a transfer of Units in accordance with the LLC Agreement, a corresponding number of shares of Class B Common Stock held by the holder of such Units will automatically and simultaneously be transferred to the same transferee of such Units. The transfer restrictions described in this Section 4.3(b)(iii). are referred to as the “Restrictions”. For the avoidance of doubt, when Class B Units are transferred to a Fertitta Affiliate as expressly permitted by the LLC Agreement, a corresponding number of shares of Class B Common Stock shall be simultaneously transferred to a Fertitta Affiliate, and such transfer shall not be subject to the Restrictions.
B.
Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation’s transfer agent (the “Transfer Agent”).

C.
Upon a determination by the Board (including the vote of the majority of the disinterested directors serving on the Board at such time), or by a committee composed solely of disinterested directors, that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Corporation shall refuse to give effect to such transfer or acquisition on the books and records of the Corporation. In furtherance of the foregoing, the Corporation shall cause the Transfer Agent to refuse to record the Purported Owner’s transferor as the record owner of the Restricted Shares and shall institute proceedings to enjoin or rescind any such transfer or acquisition.

D.
The Board (including the vote of a majority of the disinterested directors serving on the Board at such time), or by a committee composed solely of disinterested directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Section 4.3(b)(iii) for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 4.3(b)(iii).   Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class B Common Stock.

(iv)   Cancellation of Class B Common Stock.   To the extent that any holder of Class B Common Stock exercises its right pursuant to the LLC Agreement to exchange some or all of such holder’s Units in accordance with the LLC Agreement, then, concurrently with such exchange under the LLC Agreement, a number of shares of Class B Common Stock registered in the name of such holder equal to the number of Units that are exchanged by such holder in such transaction (subject to equitable adjustment for any event described in Section 4.3(d) below, as applicable) shall be transferred to the Corporation and cancelled for no consideration.
(v)   Restrictive Legend.   All certificates or book entries representing shares of Class B Common Stock, as the case may be, shall bear a legend substantially in the following form (or in such other form as the Board may from time to time determine):
THE SECURITIES REPRESENTED BY THIS BOOK ENTRY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”).
THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT.
THESE CERTIFICATES ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS THE SAME MAY BE AMENDED AND/OR RESTATED FROM TIME TO TIME, AND THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF LHGN HOLDCO, LLC, DATED AS OF [•], 2020, AMONG THE MEMBERS LISTED THEREIN, AS THE SAME MAY BE AMENDED AND/OR RESTATED FROM TIME TO TIME (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR). NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED.
(c)   Reservation of Stock.   The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock an amount equal to the number of then-outstanding Units subject to exchange under the LLC Agreement.
(d)   Splits.   If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Fourth Amended and Restated Certificate of Incorporation, scheme, arrangement or otherwise) the number of shares of Class A Common Stock into a greater or lesser number of shares, the shares of Class B Common Stock outstanding immediately prior to such subdivision shall be proportionately similarly combined or subdivided such that the ratio of shares of outstanding Class B Common Stock to shares of outstanding Class A Common Stock immediately prior to such subdivision shall be maintained immediately after such combination or subdivision. Any adjustment described in this Section 4.3(d) shall become effective at the close of business on the date the combination or subdivision becomes effective. In no event shall the shares of either Class B Common Stock be split, subdivided, or combined (including by way of stock dividend) unless the outstanding shares of Class A Common Stock shall be proportionately split, subdivided or combined.
(e)   Dividends.
(i)   Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.
(ii)   Dividends and other distributions shall not be declared or paid on the shares of Class B Common Stock.
(f)   Liquidation, Dissolution or Winding Up of the Corporation.   Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Class A Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them. Holders of Class B Common Stock shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.
Section 4.4   Rights and Options.   The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.
Section 4.5   Definitions.   For purposes of this Fourth Amended and Restated Certificate of Incorporation, other than Article X, the following definitions apply.
“Affiliate” means with respect to any specified Person, any Person that is a member (or is treated as disregarded as separate from a member under U.S. Treasury Regulations Section 301.7701-3) of the “affiliated group” (as defined in Section 1504 of the Code) of corporations filing consolidated U.S. federal income tax returns of which FEI is the parent and any other Person that, under U.S. federal income tax principles, would be treated as holding shares of Stock for which any specified Person is treated as the beneficial owner, directly or indirectly.
“Associate” has the meaning ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.
A Person shall be deemed to “beneficially own” shares which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended); provided that, the meaning of “beneficial owner” in the definition of “Affiliate” shall be governed by U.S. federal income tax principles.
“Code” means the Internal Revenue Code of 1986, as amended.
“Fertitta Affiliates” means, (i) Mr. Fertitta, (ii) Paige Fertitta, (iii) each of their direct descendants (iv) each such descendant’s adopted child, stepchild, spouse and any person (other than a tenant or employee)

sharing the household of such descendant, (v) any trust, the beneficiary of which is any Person listed in clauses (i) through (iii) and (vi) with respect to any Person listed in clauses (i) through (iii), any Person directly or indirectly controlling or controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Person” means any individual, firm, corporation, limited liability company, partnership or other entity.
“Seller Group” means, collectively, Mr. Fertitta, Seller, Fertitta Entertainment, Inc., and their respective Affiliates.
“Sunset Event” means the earliest time when the aggregate number of shares of Class A Common Stock that are beneficially owned by Mr. Fertitta (together with the Fertitta Affiliates), inclusive of any shares of Class A Common Stock into which the Units beneficially owned by Mr. Fertitta (together with the Fertitta Affiliates) may be exchanged, is less than thirty percent (30%) of the sum of (i) such aggregate number calculated as of the Effective Date plus (ii) all other shares of Class A Common Stock issued and outstanding as of the Effective Date. Any calculation made in accordance with this definition is subject to equitable adjustment for any event described in Section 4.3(d) above, as applicable.
“Units” means the Class B Units (as defined in the LLC Agreement).
ARTICLE V
BOARD OF DIRECTORS
Section 5.1   Board Powers.   The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Fourth Amended and Restated Certificate or the Bylaws of the Corporation (the “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Fourth Amended and Restated Certificate and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.
Section 5.2   Number, Election and Term.
(a)   Subject to the rights, if any, of holders of any series of Preferred Stock to elect directors of the Corporation, the number of directors of the Corporation shall be fixed from time to time by resolution of the Board or (i) by the holders of a majority of the voting power of the Stock while Mr. Fertitta (together with the Fertitta Affiliates) beneficially owns a majority of the voting power of the Stock and (ii) exclusively by resolution of the Board from and after the time that Mr. Fertitta (together with the Fertitta Affiliates) no longer beneficially owns a majority of the voting power of the Stock.
(b)   Directors shall be elected for terms of one year at each annual meeting of the stockholders of the Corporation and, subject to Section 10.13(c), each director shall hold office until his or her successor is duly elected and qualified, subject to his or her earlier death, resignation, retirement, disqualification or removal. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more Preferred Stock Designation, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.
(c)   Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.
Section 5.3   Newly Created Directorships and Vacancies.   Subject to Section 5.5, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal and Section 10.13(c).   In the event of a vacancy on the Board, the remaining directors, except as otherwise provided by law, shall exercise the powers of the full board until the vacancy is filled.
Section 5.4   Removal.   Subject to Section 5.5, any or all of the directors may be removed from office with or without cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
Section 5.5   Preferred Stock — Directors.   Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Fourth Amended and Restated Certificate (including any Preferred Stock Designation).
Section 5.6   Quorum.   A quorum for the transaction of business by the directors shall be set forth in the Bylaws.
ARTICLE VI
BYLAWS
In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. Notwithstanding any other provisions of this Fourth Amended and Restated Certificate or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of Stock required by law or by this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), the Bylaws also may be adopted, amended, altered or repealed by (a) the holders of a majority of the voting power of the Stock while Mr. Fertitta (together with the Fertitta Affiliates) beneficially owns a majority of the voting power of the Stock and (b) at least two-thirds of the voting power of the Stock from and after the time that Mr. Fertitta (together with the Fertitta Affiliates) no longer beneficially owns a majority of the voting power of the Stock; and provided further, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.
ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT
Section 7.1   Meetings.   Except as otherwise provided by law or by this Fourth Amended and Restated Certificate (including any Preferred Stock Designation) and subject to the rights of the holders of one or more series of Preferred Stock, special meetings of stockholders of the Corporation may be called at any time (a) by the Chairman of the Board, by the Chief Executive Officer of the Corporation upon direction of the Board pursuant to a resolution adopted by a majority of the Board or by the holders of a majority of the voting power of the Stock and (b) at such time that Mr. Fertitta (together with the Fertitta Affiliates) no longer beneficially owns a majority of the voting power of the Stock, only by the Chairman of the Board or by the Chief Executive Officer of the Corporation upon direction of the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person or persons.
Section 7.2   Advance Notice.   Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.
Section 7.3   Action by Written Consent.   Except as otherwise provided by law or by this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), any action required or permitted to be taken by the stockholders of the Corporation may be effected by an action by written consent in lieu of a meeting with the approval of the holders of outstanding Stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares of the Stock entitled to vote thereon were present and voted; provided, that from and after the time that Mr. Fertitta (together with the Fertitta Affiliates) no longer beneficially owns a majority of the voting power of all outstanding shares of the Stock of the Corporation, no action which is required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken by written consent without a meeting. Any alteration, amendment or repeal of this Section 7.3 shall require the affirmative vote of (a) a majority of the voting power of the all outstanding shares of the Stock of the Corporation while a majority of the voting power of all outstanding shares of the Stock of the Corporation is owned by Mr. Fertitta (together with the Fertitta Affiliates) and (b) at least two thirds of the voting power of all outstanding shares of the Stock from and after the time that Mr. Fertitta (together with the Fertitta Affiliates) no longer owns a majority of the voting power of the all outstanding shares of the Stock of the Corporation.
ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION
Section 8.1   Limitation of Director Liability.   A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
Section 8.2   Indemnification and Advancement of Expenses.
(a)   Right to Indemnification and Advancement of Expenses.   To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including, without limitation, attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)   Non-Exclusivity of Rights.   The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under applicable law, this Fourth Amended and Restated Certificate, the Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.
(c)   Amendments.   Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Fourth Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
(d)   Indemnification of Other Persons.   This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the maximum extent of the provisions of this Section 8.2 with respect to the indemnification and advancement of expenses of indemnitees under this Section 8.2. Any person serving as a director, officer, partner, member, trustee, administrator, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at least 50% of whose equity interests are owned, directly or indirectly, by the Corporation (a “subsidiary” for purposes of this Section 8.2) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.
(e)   Procedure for Indemnification.   Any indemnification of a director or officer of the Corporation or advancement of expenses (including attorneys’ fees, costs and charges) under this Section 8.2 shall be made promptly, and in any event within forty-five days (or, in the case of an advancement of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by Section 8.2(a) if required), upon the written request of the director or officer. If the Corporation denies a written request for indemnification or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an advancement of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by Section 8.2(a) if required), the right to indemnification or advancements as granted by this Section 8.2 shall be enforceable by the director or officer in the Court of Chancery of the State of Delaware, which shall be the sole and exclusive forum for any such action. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation to the maximum extent permitted by applicable law. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of expenses where the undertaking required pursuant to Section 8.2(a), if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation to the maximum extent permitted by law. Neither the failure of the Corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
(f)   Insurance.   The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

(g)   Certain Definitions.   For purposes of this Section 8.2, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries.
(h)   Merger or Consolidation.   For purposes of this Section 8.2, references to the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section 8.2 with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.
(i)   Reliance.   Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advancement of expenses and other rights contained in this Section 8.2 in entering into or continuing such service. The rights to indemnification and to the advancement of expenses conferred in this Section 8.2 shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.
(j)   Severability.   If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable as applied to any Person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VIII (including, without limitation, each portion of any sentence of this Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other Persons or entities and circumstances shall not in any way be affected or impaired thereby. Any Person or entity purchasing or otherwise acquiring any interest in shares of Stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.
ARTICLE IX
CORPORATE OPPORTUNITY
To the fullest extent permitted by applicable law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Fourth Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

ARTICLE X
UNSUITABLE PERSONS
Section 10.1   Definitions.   For purposes of this Article X, the following definitions apply.
“Affiliate” (and derivatives of such term) with respect to any Person, has the meaning ascribed to such term under Rule 12b-2 promulgated by the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.
“Affiliated Companies” means those partnerships, corporations, limited liability companies, trusts or other entities directly or indirectly Affiliated or under common Ownership or Control with the Corporation including, without limitation, any subsidiary of the Corporation, holding company or intermediary company (as those or similar terms are defined under the Gaming Laws of any applicable Gaming Jurisdictions), in each case that is registered or licensed under applicable Gaming Laws.
“Control” (and derivatives of such term) (i) with respect to any Person, shall have the meaning ascribed to such term under Rule 12b-2 promulgated by the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, (ii) with respect to any Interest, shall mean the possession, directly or indirectly, of the power to direct, whether by agreement, contract, agency or otherwise, the voting rights or disposition of such Interest, and (iii) as applicable, the meaning ascribed to the term “control” (and derivatives of such term) under the Gaming Laws of any applicable Gaming Jurisdictions.
“Equity Interest” means any share of the Stock or any other equity or voting securities of the Corporation, or securities exchangeable or exercisable for, or convertible into, such other equity or voting securities of the Corporation.
“Gaming” or “Gaming Activities” means the conduct of gaming and gambling activities, race books and sports pools, or the use of gaming devices, equipment and supplies in the operation of a casino, simulcasting facility, card club or other enterprise, including, without limitation, slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, inter-casino linked systems and related and associated equipment, supplies and systems.
“Gaming Authorities” means all international, national, foreign, domestic, federal, state, provincial, regional, local, tribal, municipal and other regulatory and licensing bodies, instrumentalities, departments, commissions, authorities, boards, officials, tribunals and agencies with authority over or responsibility for the regulation of Gaming within any Gaming Jurisdiction.
“Gaming Jurisdictions” means all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are or may be lawfully conducted, including, without limitation, all Gaming Jurisdictions in which the Corporation or any of its Affiliated Companies currently conducts, or may in the future conduct Gaming Activities.
“Gaming Laws” means all laws, statutes and ordinances pursuant to which any Gaming Authority possesses regulatory, permit and licensing authority over the conduct of Gaming Activities, or the Ownership or Control of an Equity Interest in an entity which conducts Gaming Activities, in any Gaming Jurisdiction, all orders, decrees, rules and regulations promulgated thereunder, all written and unwritten policies of the Gaming Authorities and all written and unwritten interpretations by the Gaming Authorities of such laws, statutes, ordinances, orders, decrees, rules, regulations and policies.
“Gaming Licenses” shall mean all licenses, permits, certifications, approvals, orders, authorizations, registrations, findings of suitability, franchises, exemptions, waivers, concessions and entitlements issued by any Gaming Authority necessary for or relating to the conduct of Gaming Activities by any Person or the Ownership or Control by any Person of an Interest in an entity that conducts or may in the future conduct Gaming Activities.
“Interest” means the Stock or other securities of an entity or any other interest or financial or other stake therein, including, without limitation, the Equity Interests.
“New Jersey Act” means the New Jersey Casino Control Act, N.J.S.A. 5:12-1 et seq., as amended from time to time.

“New Jersey Commission” means the New Jersey Casino Control Commission.
“Own” or “Ownership” (and derivatives of such terms) shall mean (i) ownership of record, (ii) “beneficial ownership” as defined in Rule 13d-3 or Rule 16a-1(a)(2) promulgated by the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (but without regard to any requirement for a security or other Interest to be registered under Section 12 of the Securities Act of 1933, as amended), and (iii) as applicable, the meaning ascribed to the terms “own” or “ownership” (and derivatives of such terms) under the Gaming Laws of the relevant Gaming Jurisdiction.
“Person” means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including, without limitation, a government or political subdivision or an agency or instrumentality thereof.
“Purchase Price” means that price per Equity Interest required to be paid by the Gaming Authority making the finding of unsuitability, or if such Gaming Authority does not require a certain price per Equity Interest to be paid, the lesser of (i) the consideration per Equity Interest paid to the Corporation by the holder of such Equity Interests and (ii) the fair value per Equity Interest as determined by the Board in its sole and absolute discretion.
“Subsidiary” means any entity of which the Corporation is deemed a “holding company” or an “intermediary company” under the New Jersey Act.
“Third-Party Transferees” shall mean one or more third parties designated by the Corporation (in its sole and absolute discretion) by written notice delivered to an Unsuitable Person or an Affiliate of an Unsuitable Person (as applicable) to purchase some or all of the Equity Interests to be automatically sold and transferred in accordance with a Transfer Notice.
“Transfer” shall mean the sale and every other method, direct or indirect, of transferring or otherwise disposing of an Interest, or the Ownership, Control or possession thereof, or fixing a lien thereupon, whether absolutely or conditionally, voluntarily or involuntarily, by or without judicial proceedings, as a conveyance, sale, payment, pledge, mortgage, lien, encumbrance, gift, security, or otherwise (including by merger or consolidation).
“Transfer Date” means the date specified in the Transfer Notice as the date on which the Equity Interests Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person (as applicable) are to be automatically sold and transferred to the Corporation or one or more Third-Party Transferees in accordance with Article X of this Fourth Amended and Restated Certificate or such other date determined by the Corporation in its sole and absolute discretion.
“Transfer Notice” means that notice of transfer delivered by the Corporation to an Unsuitable Person or an Affiliate of an Unsuitable Person (as applicable) if a Gaming Authority so requires the Corporation, or if the Board deems it necessary or advisable, to cause such Unsuitable Person’s or Affiliate’s (as applicable) Equity Interests to be automatically sold and transferred pursuant to Article X of this Fourth Amended and Restated Certificate. Each Transfer Notice shall set forth (i) the Transfer Date, (ii) the number and class/series of Equity Interests to be automatically sold and transferred, (iii) the Purchase Price with respect to each class/series of such Equity Interests, (iv) the place where any certificates for such Equity Interests shall be surrendered, and (v) any other requirements of surrender of the Equity Interests, including how certificates representing such Equity Interests are to be endorsed, if at all.
“Unsuitable Person” means a Person who (i) fails or refuses to file any required application, or has withdrawn or requested the withdrawal of a pending required application, to be found suitable by any Gaming Authority or for any Gaming License, (ii) is denied or disqualified from eligibility for any Gaming License by any Gaming Authority, (iii) is determined by a Gaming Authority to be unsuitable or disqualified to Own or Control any Equity Interests, (iv) is determined by a Gaming Authority to be unsuitable to be Affiliated, associated or involved with a Person engaged in Gaming Activities in any Gaming Jurisdiction, (v) causes any Gaming License of the Corporation or any Affiliated Company to be lost, rejected, rescinded, suspended, revoked or not renewed by any Gaming Authority, or causes the Corporation or any Affiliated Company to be threatened by any Gaming Authority with the loss, rejection, rescission, suspension, revocation or non-renewal of any Gaming License (in each of (ii) through (v) above, regardless of whether such denial, disqualification or determination by a Gaming Authority is final and non-appealable), or (vi) is deemed likely, in the sole and absolute discretion of the Board, to (A) preclude or materially delay, impede, impair, threaten or jeopardize any Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company or the Corporation’s or any Affiliated Company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any Gaming License, (B) cause or otherwise result in, the disapproval, cancellation, termination, material adverse modification or non-renewal of any material contract to which the Corporation or any Affiliated Company is a party, or (C) cause or otherwise result in the imposition of any materially burdensome or unacceptable terms or conditions on any Gaming License of the Corporation or any Affiliated Company.
Section 10.2   Finding of Unsuitability.
(a)   The Equity Interests Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person (as applicable) shall be subject to automatic sale and transfer to the Corporation or one or more Third-Party Transferees as and to the extent required by a Gaming Authority or deemed necessary or advisable by the Board in its sole and absolute discretion. If a Gaming Authority requires the Corporation, or the Board deems it necessary or advisable, to cause any such Equity Interests to be automatically sold and transferred, the Corporation shall deliver a Transfer Notice to the Unsuitable Person or its Affiliate(s) (as applicable) and shall purchase or cause one or more Third-Party Transferees to purchase the number, class and series of Equity Interests specified in the Transfer Notice on the Transfer Date and for the Purchase Price determined in accordance with this Article X and set forth in the Transfer Notice. From and after the Transfer Date, such Unsuitable Person or any Affiliate of such Unsuitable Person shall cease to be a stockholder with respect to such Equity Interests, and all rights of such Unsuitable Person or any Affiliate of such Unsuitable Person therein, other than the right to receive the Purchase Price or any other amount pursuant to applicable law or the order of any Gaming Authority, shall cease.
(b)   Commencing on the date that a Gaming Authority serves notice of a determination of unsuitability or disqualification of a holder of Equity Interests, or the Board otherwise determines that a Person is an Unsuitable Person, and until the Equity Interests Owned or Controlled by such Person are Owned or Controlled by a Person who is not an Unsuitable Person, the Unsuitable Person and any Affiliates of such Unsuitable Person shall not be entitled: (i) to receive any dividend, payment, distribution or interest with regard to the Equity Interests, (ii) to exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such Equity Interests, and such Equity Interests shall not for any purposes be included in the shares of Stock of the Corporation entitled to vote or (iii) to receive any remuneration that may be due to such Person, accruing after the date of such notice of determination of unsuitability or disqualification by a Gaming Authority, in any form from the Corporation or any Affiliated Company for services rendered or otherwise.
(c)   The closing of the transactions contemplated by subsections (a) and (b) of this Section 10.2 (the “Closing”) shall take place at the principal office of the Corporation or via electronic exchange of documents on the Transfer Date. At the Closing: (i) each of the Corporation and any applicable Third-Party Transferee shall deliver the aggregate applicable Purchase Price for the Equity Interests being purchased by it (x) by wire transfer of immediately available funds to the account specified in writing by the Unsuitable Person or Affiliate of such Unsuitable Person (as applicable), (y) by unsecured promissory note, or (z) by combination of both as required by the applicable Gaming Authority and, if not so required, as the Corporation may determine in its sole and absolute discretion and (ii) the Unsuitable Person or Affiliate of such Unsuitable Person (as applicable) shall deliver to the Corporation and any applicable Third-Party Transferee such stock powers, assignment instruments and other agreement as are necessary in the judgment of the Corporation to fully convey all right, title and interest in and to the Equity Interests being purchased by each of the foregoing, free and clear of all liens and other encumbrances (other than restrictions on transfer under this Fourth Amended and Restated Certificate, the Bylaws and applicable law and as set forth in any agreement between the Unsuitable Person or Affiliate of such Unsuitable Person (as applicable) and the Corporation) and to evidence the subordination of any promissory note if required by the Corporation. Such stock powers, assignment instruments and other agreements shall be in a form acceptable to the Corporation and shall include such representations and warranties (including, without limitation, representations and warranties as to title and ownership of the Equity Interests being sold, authorization, execution and delivery of relevant documents and the enforceability of such documents), covenants, releases (including, without limitation, a general release of claims and covenant not to sue in favor of the Corporation or any applicable Third-Party Transferee and each of their respective Affiliates, employees, directors, managers, officers, partners, members and the like with respect to the pre-Closing period) and indemnities as determined by the Corporation in its sole and absolute discretion. Any promissory note shall contain such terms and conditions as the Corporation determines necessary or advisable, including without limitation, prepayment at the maker’s option at any time without premium or penalty or subordination provisions. Subject to the forgoing, the principal amount of any promissory note together with any unpaid interest shall be due and payable no earlier than the tenth (10th) anniversary of delivery of such promissory note and interest on the unpaid principal thereof shall be payable annually in arrears at no more than the minimum rate of interest at the time of delivery which can be used without causing additional interest to be imputed pursuant to the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding federal revenue laws. The sale and transfer of the applicable Equity Interests shall be effected automatically at the Closing upon delivery of the Purchase Price in accordance with this Section 10.2(c) without regard to the provision by the Unsuitable Person or Affiliate of such Unsuitable Person (as applicable) of the stock powers, assignment instruments and other agreements described above; provided, however, that the Unsuitable Person or Affiliate of such Unsuitable Person (as applicable) shall continue to have the obligation to the Corporation and any applicable Third-Party Transferee to provide such stock powers, assignment instruments and other agreements.
Section 10.3   Notices.   All notices given by the Corporation pursuant to this Article X, including Transfer Notices, shall be in writing and shall be deemed given when delivered by personal service, overnight courier, first-class mail, postage prepaid, addressed to the Person at such Person’s address as it appears on the books and records of the Corporation.
Section 10.4   Indemnification.   Any Unsuitable Person and any Affiliate of an Unsuitable Person that Owns or Controls Equity Interests shall jointly and severally indemnify and hold harmless the Corporation and its Affiliated Companies for any and all losses, costs and expenses, including attorneys’ fees and expenses, incurred by the Corporation and its Affiliated Companies as a result of, or arising out of, such Person’s continuing Ownership or Control of Equity Interests, the neglect, refusal or other failure to comply with the provisions of this Article X, or failure to promptly divest itself of any Equity Interests when and in the specific manner required by the Gaming Laws or this Article X.
Section 10.5   Injunctive Relief.   The Corporation is entitled to injunctive or other equitable relief in any court of competent jurisdiction to enforce the provisions of this Article X and each holder of Equity Interests shall be deemed to have consented to injunctive or other equitable relief and acknowledged, by virtue of acquiring and holding the Equity Interests, that the failure to comply with this Article X will expose the Corporation to irreparable injury for which there is no adequate remedy at law and that the Corporation is entitled to injunctive or other equitable relief to enforce the provisions of this Article X.
Section 10.6   Non-Exclusivity of Rights.   The right of the Corporation to purchase or cause to be purchased Equity Interests pursuant to this Article X shall not be exclusive of any other rights the Corporation may have or hereafter acquire under any agreement, provision of this Fourth Amended and Restated Certificate or the Bylaws of the Corporation or otherwise. To the extent permitted under applicable Gaming Laws, the Corporation shall have the right, exercisable in its sole and absolute discretion, to propose that the parties, immediately upon the delivery of the Transfer Notice, enter into an agreement or other arrangement, including, without limitation, a divestiture trust or divestiture plan, which will reduce or terminate an Unsuitable Person’s or its Affiliate’s Ownership or Control of all or a portion of its Equity Interests.
Section 10.7   Further Actions.   Nothing contained in this Article X shall limit the authority of the Corporation to take such other action, to the extent permitted by law, as it deems necessary or advisable to protect the Corporation or its Affiliated Companies from the denial or threatened denial, loss or threatened loss or material delayed issuance or threatened material delayed issuance of any Gaming License of the Corporation or any of its Affiliated Companies. Without limiting the generality of the foregoing, the Corporation may conform any provision of this Article X to the extent necessary to make such provisions consistent with Gaming Laws. In addition, the Corporation may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations, and procedures of the Corporation not inconsistent with the express provisions of this Article X for the purpose of determining whether any Person is an Unsuitable Person and for the orderly application, administration and implementation of the provisions of this Article X. Such procedures and regulations shall be kept on file with the Secretary of the Corporation, the secretary of its Affiliated Companies and with the transfer agent, if any, of the Corporation and any Affiliated Companies, and shall be made available for inspection and, upon reasonable request, mailed to any record holder of Equity Interests. The Board shall have exclusive authority and power to administer this Article X and to exercise all rights and powers specifically granted to the Board or the Corporation, or as may be necessary or advisable in the administration of this Article X. All such actions which are done or made by the Board shall be final, conclusive and binding on the Corporation and all other Persons; provided, however, the Board may delegate all or any portion of its duties and powers under this Article X to a committee of the Board as it deems necessary or advisable.
Section 10.8   Severability.   If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any Person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other Persons or entities and circumstances shall not in any way be affected or impaired thereby. Any Person or entity purchasing or otherwise acquiring any interest in shares of Stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.
Section 10.9   Termination and Waivers.   Except as may be required by any applicable Gaming Law or Gaming Authority, the Corporation may waive any of its rights or any restrictions contained in this Article Twelfth in any instance in which and to the extent the Corporation determines that a waiver would be in the best interests of the Corporation. Except as required by a Gaming Authority, nothing in this Article Twelfth shall be deemed or construed to require the Corporation to purchase or caused to be purchased any Equity Interests Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person.
Section 10.10   Legend.   The restrictions set forth in this Article X shall be noted conspicuously on any certificate evidencing Equity Interests in accordance with the requirements of the DGCL and any applicable Gaming Laws.
Section 10.11   Compliance with Gaming Laws.   All Equity Interests shall be held subject to the restrictions and requirements of all applicable Gaming Laws. All Persons Owning or Controlling Equity Interests shall comply with all applicable Gaming Laws, including any provisions of such Gaming Laws that require such Person to file applications for Gaming Licenses with, and provide information to, the applicable Gaming Authorities. Any Transfer of Equity Interests may be subject to the prior approval of the Gaming Authorities and/or the Corporation, and any purported Transfer thereof in violation of such requirements shall be void ab initio. This Fourth Amended and Restated Certificate shall be generally subject to the provisions of the applicable Gaming Laws and the rules and regulations promulgated thereunder by the applicable Gaming Authorities in each applicable Gaming Jurisdiction.
Section 10.12   Notification of Ownership.   Any Person who Owns or Controls five percent (5%) or more of any class or series of the Corporation’s Equity Interests shall promptly notify the Corporation of such fact. In addition, any Person who Owns or Controls any shares of any class or series of the Corporation’s Equity Interests may be required by Gaming Laws to (i) provide to the Gaming Authorities in each Gaming Jurisdiction in which the Corporation or any subsidiary thereof either conducts Gaming or has a pending application for a Gaming License all information regarding such Person as may be requested or required by such Gaming Authorities and (ii) respond to written or oral questions or inquiries from any such Gaming Authorities. Any Person who Owns or Controls any shares of any class or series of the Corporation’s Equity Interests, by virtue of such Ownership or Control, consents to the performance of any personal background investigation that may be required by any Gaming Authorities.
Section 10.13   Required New Jersey Charter Provisions.
(a)   All provisions of the New Jersey Act, to the extent required to be stated in this Fourth Amended and Restated Certificate for the Corporation or any of its Subsidiaries to be eligible to apply for and maintain a casino license under the New Jersey Act, are incorporated herein by this reference. To the extent that anything contained in this Fourth Amended and Restated Certificate or in the Bylaws is inconsistent with any such provisions under the New Jersey Act, the provisions of the New Jersey Act shall govern.
(b)   This Fourth Amended and Restated Certificate shall be subject to the provisions of the New Jersey Act and the rules and regulations of the New Jersey Commission promulgated thereunder. Specifically, and in accordance with the provisions of Section 82(d)(7) and (9) of the New Jersey Act, the Equity Interests are held subject to the condition that, if any holder of Equity Interests is found to be disqualified by the New Jersey Commission pursuant to the provisions of the New Jersey Act, such holder must dispose of such Equity Interests in accordance with Section 10.2 and shall be subject to this Article X.
(c)   Any newly elected or appointed director or officer of, or nominee to any such position with, the Corporation, who is required to qualify pursuant to the New Jersey Act, shall not exercise any powers of the office to which such individual has been elected, appointed or nominated until such individual has been found qualified to hold such office or position by the New Jersey Commission in accordance with the New Jersey Act or the New Jersey Commission permits such individual to perform duties and exercise powers relating to any such position pending qualification. Notwithstanding any other provisions of this Fourth Amended and Restated Certificate or the Bylaws, any officer or director of the Corporation shall hold such position until such officer’s or director’s successor is duly qualified, until such individual’s earlier death, resignation, retirement, disqualification, removal, or an earlier determination of the New Jersey Commission that there is reasonable cause to believe that such individual may not be qualified to hold such position (a “New Jersey Adverse Determination”). Any officer of the Corporation shall be immediately removed from such position in the event of a New Jersey Adverse Determination with respect to such officer. Each director of the Corporation shall provide, or shall be deemed to have provided, upon such director’s qualification, such director’s resignation conditioned upon the occurrence of a New Jersey Adverse Determination with respect to such director in accordance with Section 141(b) of the DGCL.
ARTICLE XI
AMENDMENT OF FOURTH AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION
Notwithstanding any other provisions of this Fourth Amended and Restated Certificate or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of Stock required by law or by the Bylaws or by this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), any alteration, amendment or repeal of this Fourth Amended and Restated Certificate shall require the affirmative vote of (a) the holders of a majority of the voting power of the Stock while Mr. Fertitta (together with the Fertitta Affiliates) beneficially owns a majority of the voting power of the Stock and (b) at least two-thirds of the voting power of the Stock from and after the time that Mr. Fertitta (together with the Fertitta Affiliates) no longer beneficially owns a majority of the voting power of the Stock; provided, that, so long as both shares of Class A Common Stock are outstanding and shares of Class B Common Stock are outstanding, the Corporation shall not amend, alter or repeal any provision of Fourth Amended and Restated Certificate so as to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of either such class of Common Stock as compared to those of the other class of Common Stock without the affirmative vote of the holders of a majority of the voting power of the outstanding shares of each class of Common Stock, voting separately as a class, whose relative rights, preferences, qualifications, limitations or restrictions are adversely affected.
The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Fourth Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Fourth Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Fourth Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the rights reserved in this Article XI.

ARTICLE XII
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS
Section 12.1   Forum.   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Fourth Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Notwithstanding the foregoing, the provisions of this Section 12.1 will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 12.1.
Section 12.2   Consent to Jurisdiction.   If any action the subject matter of which is within the scope of Section 12.1 above is filed by a stockholder in a court other than a designated exclusive forum in Section 12.1 (an “Incorrect Forum Action”), such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 immediately above and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Incorrect Forum Action as agent for such stockholder.
Section 12.3   Severability.   If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of Stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.
ARTICLE XIII
BUSINESS COMBINATIONS
The Corporation hereby elects not to be governed by Section 203 of the DGCL until such time as Mr. Fertitta (together with the Fertitta Affiliates) ceases to own beneficially, in the aggregate, shares of capital stock of the Corporation representing at least 10% in voting power of the capital stock entitled generally to vote on the election of directors, whereupon the Corporation shall immediately and automatically, without further action on the part of the Corporation or any holder of capital stock of the Corporation, become governed by Section 203 of the DGCL.
[Signature Page Follows]

IN WITNESS WHEREOF, Landcadia Holdings II, Inc. has caused this Fourth Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.
LANDCADIA HOLDINGS II, INC.
By:

Name:
[•]

Title:
[•]

[Signature Page to Fourth Amended and Restated Certificate of Incorporation]